UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2014 (August 18, 2014)

CARDAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-181719	45-4484428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Woodlawn Drive, Suite 129, Honolulu, Hawaii 96822
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (808) 457-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 18, 2014, Cardax, Inc., a Delaware corporation (the “Company”) entered into a Collaboration Agreement (the “Agreement”) with Capsugel US, LLC (“Capsugel”, and collectively with the Company, the “Parties”) for the commercial development of astaxanthin products for the consumer health market. Under the terms of the Agreement, the Company and Capsugel agreed to jointly develop consumer health products containing nature-identical synthetic astaxanthin using Capsugel’s proprietary lipid multiparticulate (LMP) technology, which encapsulates dissolved or suspended active ingredients into spherical lipid matrix particles for oral dosage in capsules, sachets, suspensions or tablets. Capsugel’s LMP is expected to increase the oral bioavailability of astaxanthin.

Pursuant to the Agreement, the Parties will develop a collaboration and jointly administer activities under a product development plan that will include identifying at least one acceptable third party marketer (a “Marketer”). Each Marketer would enter into an agreement with Capsugel to further develop, market and distribute the Marketer’s consumer health nature identical synthetic astaxanthin products that are formulated with Capsugel’s technologies. The terms and conditions of an agreement with a Marketer and Capsugel will be subject to the Company’s reasonable approval.

The Agreement provides that Capsugel shall share revenues with Cardax based on net sales of the formulated astaxanthin products, subject to an administrative fee payable to Capsugel. In addition, Capsugel has agreed to certain exclusivity obligations with respect to the development and manufacture of the formulated astaxanthin products, subject to specified exemptions.

Capsugel will, among other matters, perform the development work necessary to formulate, analytically develop and take all other developmental actions necessary or required to develop the synthetic axtaxanthin product and manufacture pre-clinical and clinical batches for use by the parties. Cardax will, among other matters, be primarily responsible for the U.S. regulatory process and responsible for the regulatory process in non-U.S. jurisdictions to the extent mutually agreed.

The Agreement establishes the respective obligations of the Parties for, among other matters, obtaining regulatory approval of product candidates, developing manufacturing processes, performing animal and human studies and the allocation and sharing of costs that will be incurred for such studies. The Agreement also includes customary indemnification provisions. The term of the Agreement is for an initial stated period, subject to specified renewal provisions, subject to earlier termination if the mutually agreed commercial milestones are not achieved.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. Portions of Exhibit 10.1 to this Current Report on Form 8-K have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ITEM 7.01 REGULATION FD DISCLOSURE

On August 19, 2014, we issued the press release attached hereto as Exhibit 99.1 announcing that we entered into the Agreement described in Item 1.01 above.

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act. The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.1	Collaboration Agreement, dated as of August 18, 2014, by and between Capsugel US, LLC and its affiliates and Cardax, Inc. and its affiliates*

99.1	Press Release, dated August 19, 2014

* Confidential treatment has been requested for this exhibit, and confidential portions have been filed separately with the Securities and Exchange Commission

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 19, 2014

CARDAX, INC.

By:	/s/ David G. Watumull
David G. Watumull
Chief Executive Officer

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